EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER DANIELS MIDLAND COMPANY

June 30, 2002

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:
	Organized Under Laws of	Ownership

ADM Beteiligungs GmbH (A)	Germany	100
ADM Europe BV (B)	Netherlands	100
ADM European Management Holding GmbH & Co. KG (C)	Germany	100
ADM Germany Holdings BV (C)	Netherlands	100
ADM Ireland Holdings Ltd. (D)	Ireland	100
ADM Ringaskiddy Unlimited Liability Co. (C)	Ireland	100
ADM Milling Co. (E)	Minnesota	100
ADM Worldwide Holdings LP (F)	Cayman Islands	100
Oelmuhle Hamburg AG (G)	Germany	95

(A) ADM Beteiligungs GmbH has fourteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV has fifty-eight subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM European Management Holding GmbH & Co. KG, ADM Germany Holdings BV and ADM Ringaskiddy Unlimited Liabilty Co. each have fifteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(D) ADM Ireland Holdings Ltd. has fifteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM Milling Co. has sixteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(F) ADM Worldwide Holdings LP has twenty-five subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(G) Oelmuhle Hamburg AG has twelve subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of sixty-four domestic subsidiaries and forty-four international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.